DNB Financial Corporation

For further information, please contact:
Bruce Moroney
CFO/ Executive Vice President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com

DNB Financial Corporation
Reports Earnings for the Third Quarter

(October 31, 2005, - Downingtown, PA) DNB Financial Corporation (“DNB”), (OTCBB: DNBF.OB) parent of DNB First, National Association (the “Bank”), today reported results for the third quarter ended September 30, 2005.

Earnings
During the third quarter 2005, DNB reported net income of $587,000 or $0.29 per share on a diluted basis, compared to a profit of $724,000 or $0.36 diluted earnings per share in the third quarter of 2004. The $136,000 decrease was attributable to a $408,000 increase in non-interest expense, offset by a $172,000 increase in net interest income, a $53,000 increase in non-interest income and a $47,000 decrease in income tax expense.

Interest income for the quarter was $6.2 million compared to $5.2 million for the same period in 2004. The $1.0 million increase was a result of the loan and lease growth as well as improvement in the yield on the investment portfolio. The average balance of loans and leases was $267.9 million with an average yield of 6.73% for the three-month period ended September 30, 2005 compared to $224.6 million with an average yield of 6.27% for the same period in 2004.

Interest expense for the quarter was $2.5 million compared to $1.7 million for the same period in 2004. The $800,000 increase was a result of higher average balances on deposits as well as a higher cost of funds on interest-bearing liabilities. The average balance of deposits was $329.7 with an average rate of 1.52% for the three-month period ended September 30, 2005 compared to $305.6 million with an average rate of .86% for the same period in 2004. The composite cost of funds was 2.30% and 1.68% for the same respective periods.

Non-interest expense for the quarter was $3.7 million compared to $3.3 million for the same period in 2004. The $408,000 increase was primarily attributable to the substantial investment in key staff, principally revenue producing personnel. The $53,000 increase in non-interest income is due to higher levels of commissions earned on the sales of annuities and mutual funds, coupled with additional service charges on deposit accounts.

For the nine months ended September 30, 2005, earnings were $1.3 million or $0.65 per share on a diluted basis, compared to a profit of $2.1 million or $1.04 diluted earnings per share for the same period in 2004. The significant reduction in earnings for the nine months ended September 30, 2005 was primarily due to a pre-tax loss of $699,000 recorded on the sale of investments during the first quarter of 2005. DNB’s net interest income increased $439,000 or 4.4% to $10.4 million, primarily as a result of continued balance sheet repositioning as loans and leases have grown $44.0 million or 18.9% to $276.6 million during the first nine months of 2005, while the investment portfolio has declined $15.8 million to $154.0 million during the same period. Despite the benefits emanating from DNB’s balance sheet changes, the net interest margin declined seven (7) basis points to 3.41% year over year as a result of a flat yield curve and intense competition which has contributed to a 56 basis point increase in DNB’s cost of funds since December 31, 2004. Management continues to focus on underwriting and monitoring asset quality. At September 30, 2005, DNB’s non-performing loans to total loans ratio was .50% and the allowance for credit losses to non-performing assets ratio was 328.1%.

Strong Loan Growth
DNB’s lending staff continued to make progress as loans increased $15.3 million or 5.8% during the third quarter of 2005, and $44.0 million or 18.9% during the nine months ended September 30, 2005. There was solid growth in both the commercial and consumer sectors. Commercial loans increased $4.3 million or 2.7% and $15.9 million or 10.5% during the three and nine months ended September 30, 2005 respectively. Residential and consumer increased $11.4 million or 15.4% and $23.6 million or 38.1% during the same respective three-and nine-month fiscal periods.

Changes in Key Lending Positions
Recently, there were two important changes made to DNB’s lending staff designed to support the growth occurring in the loan portfolio and remain responsive to DNB’s borrowers.

C. Tomlinson Kline, III, Senior Vice President, has been named Chief Credit Officer. In his new role Mr. Kline will be responsible for commercial and retail credit policies, credit administration and risk management. He has over 30 years of banking experience specializing in commercial lending. “I am thrilled to have someone with Tom’s insight and experience manage this critical function”, said Tom Miller, First Executive Vice President and Chief Lending Officer.

Raymond M. Mincarelli, Senior Vice President, will also be assuming new responsibilities as head of the Bank’s commercial real estate lending unit. Mr. Mincarelli has over 33 years experience in real estate lending. “Ray’s extensive lending experience and leadership qualities make him an ideal choice to lead our real estate lending group. We are fortunate to have these two very experienced executives on our team”, said Mr. Miller.

New Branches and Service Enhancements
On September 12th DNB converted its Newtown Square Commercial Lending and Wealth Management Office to a limited service branch by accepting deposits and providing retail related services. On October 27th DNB opened a temporary branch facility at Church and Market Streets in the Borough of West Chester. This office is immediately adjacent to our permanent location, which is undergoing significant remodeling. We expect to have our grand opening in late November. Once the West Chester Branch is complete, DNB will have 10 full-service offices and 2 limited-service branches (Newtown Square and Tel-Hai retirement community).

During the third quarter, DNB continued to focus on the development of a new Call Center. The focus has been to make banking more convenient for our customers by offering the option to open an account or apply for a loan over the phone. We have also revamped our phone system to ensure that customers reach the person that is best suited to assist them the first time around.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Specifically with respect to the anticipated opening of the West Chester Branch, such opening is subject to a variety of factors including timeliness of completion of construction of improvements, and achievement of the Bank’s goals for staffing and equipping the office. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

EARNINGS:
Interest income	$6,180	$5,188	$17,102	$14,964
Interest expense	2,487	1,741	6,623	5,044
Net interest income	3,693	3,447	10,479	9,920
Provision for credit losses	75	-	120	-
Non-interest income	761	708	1,576	2,318
Non-interest expense	3,678	3,270	10,657	9,636
Net income before income taxes	701	885	1,278	2,602
Income tax expense (benefit)	114	161	(25)	500
Net income after income taxes	587	724	1,303	2,102
Net income per share, diluted*	$0.29	$0.36	$0.65	$1.04

PERFORMANCE RATIOS:
Interest rate spread	3.44%	3.45%	3.36%	3.46%
Net interest margin	3.49%	3.47%	3.41%	3.48%
Return on average equity	9.14%	11.34%	6.90%	10.93%
Return on average assets	0.51%	0.66%	0.39%	0.67%

	September 30
	2005	2004

FINANCIAL POSITION:
Total assets	$457,244	$433,272
Loans and leases	276,579	226,361
Deposits	322,050	304,600
Borrowings	107,324	100,559
Stockholders' equity	25,452	25,847

EQUITY RATIOS:
Tier 1 leverage ratio	7.39%	7.21%
Risk-based capital ratio	12.50%	12.78%
Book value per share*	$12.83	$12.35
* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2004.